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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Information Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 517-3100

March 16, 2018

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") on April 26, 2018, at 10:00 a.m. Eastern Time, which will be held at the offices of the Company, 2187 Atlantic Street, Stamford, Connecticut (the "Annual Meeting").

        Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

        We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this proxy statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2017. We believe this process allows us to provide our stockholders with the information they need in a timely manner, while reducing the environmental impact and lowering costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report to Stockholders for the fiscal year ended December 31, 2017 and a form of proxy card. Beginning on or about March 16, 2018, this Notice and this Proxy Statement are being distributed and made available to our stockholders.

        We hope that you will attend the Annual Meeting. Your vote is important to us and to our business. We encourage you to vote by telephone, over the internet, or if you requested to receive printed proxy materials, by marking, signing, dating and returning your proxy card so that your shares will be represented and voted at the Annual Meeting, whether or not you plan to attend. If you attend the Annual Meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

Sincerely yours,
Michael P. Connors Chairman and Chief Executive Officer

Information Services Group, Inc.
Two Stamford Plaza
281 Tresser Boulevard
Stamford, Connecticut 06901
(203) 517-3100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 26, 2018

TO THE STOCKHOLDERS OF
Information Services Group, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of Information Services Group, Inc. (the "Company") will be held at the Company's offices, 2187 Atlantic Street, Stamford, Connecticut on April 26, 2018, at 10:00 a.m. Eastern Time, for the following purposes:

          1.     To elect two directors to serve for a three-year term and until their successors have been elected and qualified.

          2.     To ratify the engagement of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

          3.     To approve, in a non-binding advisory vote, the compensation paid to our named executive officers as described herein.

          4.     To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on February 27, 2018 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,
Michael P. Connors Chairman and Chief Executive Officer

Stamford, Connecticut
March 16, 2018

IMPORTANT: Your vote is important. Proxy voting permits stockholders unable to attend the Annual Meeting to vote their shares through a proxy. Most stockholders are unable to attend the Annual Meeting. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. If you submit a proxy, but do not provide specific instructions on how to vote, the proxies will vote your shares as recommended by the Board of Directors. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting by following the instructions described in the accompanying proxy statement. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares. If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on April 26, 2018

        The Notice of Annual Meeting of Stockholders, Proxy Statement and 2017 Annual Report to Stockholders are available free of charge at https://materials.proxyvote.com/45675Y.

        Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements and schedules thereto, are also available without charge to stockholders upon written request addressed to: Chief Financial Officer, Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General

        The accompanying proxy is solicited by the Board of Directors of Information Services Group, Inc., a Delaware corporation ("ISG," the "Company," "we," "us," and "our"), for use at its Annual Meeting of Stockholders to be held on April 26, 2018 (the "Annual Meeting"), or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being distributed and made available to our stockholders on or about March 16, 2018.

Notice of Internet Availability of Proxy Materials

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we sent a Notice of Internet Availability of Proxy Materials on or about March 16, 2018 to our stockholders of record as of the close of business on February 27, 2018. We also provided access to our proxy materials via the internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in this proxy statement or in the Notice of Internet Availability of Proxy Materials.

Record Date, Outstanding Voting Securities

        Only stockholders of record as of the close of business on February 27, 2018 will be entitled to vote at the meeting and any postponement or adjournment thereof. As of February 27, 2018, we had 43,687,058 shares of common stock outstanding and expected to be entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of February 27, 2018 is entitled to one vote for each share of common stock held by such stockholder.

Quorum, Adjournment

        Our Bylaws require that a quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority of the shares entitled to vote are present in person or by proxy. Shares will be counted towards the quorum only if the stockholder submits a valid proxy (or one is submitted on such stockholder's behalf by such stockholder's broker, bank or other nominee) or if the stockholder votes in person at the Annual Meeting. Abstentions, "withhold" votes and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the Annual Meeting or the presiding officer at the Annual Meeting may adjourn the Annual Meeting until a quorum is present.

Required Vote

        In accordance with our amended and restated certificate of incorporation and bylaws:

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  For Proposal No. 1, the nominees receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than two nominees;

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  Proposal No. 2 requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy at the Annual Meeting; and

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  Proposal No. 3 requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy at the Annual Meeting.

        For the election of directors, abstentions, "withhold votes" and broker non-votes will have no effect on the outcome of the vote because they are not considered "votes cast" for voting purposes. For Proposal No. 2, abstentions will have no effect on the outcome of this proposal because they are not considered "votes cast" for voting purposes. Under the rules of the New York Stock Exchange, member brokers who hold shares in street name for their customers that are the beneficial owners of those shares have the authority to only vote on certain "routine" items in the event that they have not received instructions from beneficial owners. Proposal No. 2 is considered a "routine" item, and accordingly, brokers and other nominees will have discretionary authority to vote on Proposal No. 2, such that no broker non-votes will exist. For Proposal No. 3, abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not considered "votes cast" for voting purposes.

Board Recommendations

        The Board of Directors of the Company recommends a vote:

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  "FOR" each of the nominees named in Proposal No. 1;

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  "FOR" the engagement of PricewaterhouseCoopers LLP as the Company's independent public accounting firm for the fiscal year ending December 31, 2018; and

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  "FOR" approval of the compensation paid to our Named Executive Officers.

Solicitation

        The proxy accompanying this proxy statement is solicited on behalf of our Board of Directors for use at the Annual Meeting and any postponements or adjournments of the Annual Meeting, and the expenses of solicitation of proxies will be borne by the Company. The solicitation will be made primarily by mail or via the internet, but our officers and regular employees may also solicit proxies by telephone, facsimile or in person. We also have retained Innisfree M&A Incorporated ("Innisfree") to assist in soliciting proxies. ISG expects to pay Innisfree approximately $10,000 plus expenses in connection with its solicitation of proxies.

How to Vote

        If on February 27, 2018 your shares are registered directly in your name with the Company's registrar and transfer agent, Continental Stock Transfer & Trust ("Continental"), you are considered a stockholder of record with respect to those shares, and the Notice was sent to you directly by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

        If on February 27, 2018 your shares are held in a brokerage account, bank, broker-dealer, trust or similar organization, you are considered the "beneficial owner" of those shares held in street name, and the Notice was forwarded to you by that organization. The organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote your shares at the Annual Meeting. As the beneficial owner, you have the right to direct your broker or other intermediary how to vote your shares, and you are also invited to attend the Annual Meeting.

        Your vote is very important to us and we hope that you will attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, please vote by proxy in accordance with the instructions on your proxy card, voting instruction form (from your broker or other intermediary) or the instructions that you received through electronic mail. There are three convenient ways of submitting your vote:

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  By Telephone or Internet—All stockholders of record can vote by touchtone telephone from the U.S. using the toll-free telephone number on the proxy card, or over the internet using the procedures and instructions described on the proxy card. Beneficial owners may vote by telephone or internet if their broker or other intermediary makes those methods available, in which case the broker or other intermediary will enclose the instructions with the proxy materials. The telephone and internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly.

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  In Person—All stockholders of record may vote in person at the Annual Meeting. Beneficial owners may vote in person at the Annual Meeting if their broker or other intermediary has furnished a legal proxy. If you are a beneficial owner and would like to vote your shares by proxy, you will need to ask your broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that will be provided to you at the Annual Meeting. You will not be able to vote your shares without a legal proxy.

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  By Written Proxy—All stockholders of record can vote by written proxy card, if they have requested to receive a paper copy of our proxy materials. If you are a beneficial holder and you requested to receive printed proxy materials, you will receive a written proxy card and a voting instruction form from your broker or other intermediary.

        All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder's choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted "For" the election of the nominees named in this Proxy Statement and "For" proposals two and three A stockholder whose shares are registered in such stockholder's own name has the power to revoke his or her proxy at any time before it is exercised by (i) delivering to the Chief Financial Officer of the Company a written instrument revoking the proxy, (ii) voting again over the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted) or, if you requested and received written proxy materials, by signing and returning a new proxy card with a later date or a duly executed proxy with a later date or (iii) by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

        If you have any questions regarding how to vote, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. (Banks and brokers may call collect at (212) 750-5833.)

Householding

        If you are a beneficial owner, your bank or broker may deliver a single proxy statement, along with individual proxy cards, or individual Notices to any household at which two or more stockholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders may revoke their consent to future householding mailings or enroll in householding mailings by contacting Chief Financial Officer, Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901. Alternatively, if you wish to receive a separate set of proxy materials for this year's Annual Meeting, we will deliver them promptly upon request to Chief Financial Officer, Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901.

 PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Our amended and restated certificate of incorporation provides that the Board of Directors of the Company is divided into three classes with one class of directors being elected each year and each class serving a three-year term. Kalpana Raina and Donald C. Waite III constitute a class with a term that expires at this Annual Meeting (the "Class II Directors"); Michael P. Connors and Christine Putur constitute a class with a term that expires at the 2019 annual meeting (the "Class III Directors"); and Neil G. Budnick and Gerald S. Hobbs constitute a class with a term that expires at the annual meeting in 2020 (the "Class I Directors").

        The Board of Directors has considered and nominated the following nominees to be Class II Directors for a three-year term expiring in 2021: Kalpana Raina and Donald C. Waite III. Action will be taken at the Annual Meeting for the election of these Class II Directors. Set forth below is information regarding the nominees to the Board of Directors for election as directors.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Kalpana Raina and Donald C. Waite III unless otherwise directed by the person furnishing a valid proxy. The nominees have agreed to be named in this Proxy Statement and to serve if elected. If the nominees decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee(s) as we may designate.

        If a quorum is present and voting, the nominees receiving a plurality of votes cast will be elected. Proxies cannot be voted for more than two nominees. Abstentions, "withhold votes" and broker non-votes will have no effect on the outcome of the vote because they are not considered "votes cast" for voting purposes.

        The nominees to the Board of Directors to serve until the third succeeding annual meeting of stockholders after their election and until their successors have been elected and qualified are:

Name	Age	Director Since
Kalpana Raina	62	2009
Donald C. Waite III	76	2008

        The principal occupations and qualifications of the nominees for director are as follows. There are no family relationships among any of our directors or executive officers.

        Kalpana Raina has served as our Director since August 2009. Ms. Raina is the managing partner of 252 Solutions, LLC, an advisory firm that specializes in strategic development and implementation. Previously, Ms. Raina was a senior executive with The Bank of New York, a global financial services company. She joined the Bank in 1989 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India as the bank's Executive Vice President, International. During her eighteen year career with the bank she had responsibility for clients in the Media, Telecommunications, Healthcare, Retailing, Hotels and Leisure and Financial services industries in Asia, Europe, and the United States. Ms. Raina is also a director of Yellow Pages Limited (TSX: YLO), where she serves on the Nominating and Corporate Governance Committee. Until December 2017, Ms. Raina was also a director of John Wiley & Son (NYSE: JWa and JWb), and until October 2013, Ms. Raina was a director of RealNetworks (Nasdaq: RNWK). She is a member of Women Corporate Directors and The National Association of Corporate Directors and a past member of The U.S. India Business Council.

        Donald C. Waite III has served as our Director since January 2008. Mr. Waite is an adjunct professor at Columbia Graduate School of Business. Mr. Waite retired from McKinsey & Company, the international management consulting firm, in February 2002 after 36 years of service. From 1996 to

2002, he was one of three members of the Firm's Office of the Managing Director, and Chairman of the Firm's Investment Committee and Compensation Committee. Mr. Waite is a Director Emeritus of McKinsey & Company and sits on the Board of Directors of the McKinsey Investment Office (MIO). Mr. Waite sits on the Board of Overseers of the Columbia Graduate School of Business and served on the Board of Directors of The Guardian Life Insurance Company of America from 2002-2017. Also, in the prior five years, Mr. Waite served as a member of the Board of Directors of Presstek, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED ABOVE

CORPORATE GOVERNANCE

Responsibilities of the Board of Directors

        Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Leadership Structure

        The Board of Directors determined that combining the CEO and Chairman positions, coupled with a Lead Independent Director position, strengthens the Company's governance structure and is the appropriate leadership model for the Company at this time. The Board of Directors believes that "one-size" does not fit all, and the decision of whether to combine or separate the positions of CEO and Chairman will vary from company to company, depend upon a company's particular circumstances at a given point in time and may change from time to time. Accordingly, the Board of Directors carefully considers from time to time whether the CEO and Chairman positions should be combined based on what the Board believes is best for the Company and its stockholders.

        Board structures vary greatly among U.S. public corporations. The Board of Directors does not believe that any one leadership structure is more effective at creating long-term stockholder value. The Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the CEO and Chairman positions so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, an effective governance structure must balance the powers of the CEO and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.

        Since March 2014, Mr. Gerald S. Hobbs has served as the Lead Independent Director. In addition to presiding at executive sessions of the independent directors, the responsibilities of the Lead Independent Director also include:

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  leading the Board's processes for selecting and evaluating the Chief Executive Officer and Chairman;

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  presiding at all meetings of the Board at which the Chairman is not present;

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  calling additional meetings of the independent directors as appropriate;

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  assisting in scheduling Board meetings;

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  presiding at all executive sessions of the independent directors of the Board;

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  providing the Board of Directors with input as to the preparation of Board meeting agendas;

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  specifically requesting the inclusion of certain materials for Board meetings;

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  recommending, as appropriate, that the Board of Directors retain consultants who will report directly to the Board of Directors; and

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  acting as a liaison between the independent directors and the Chairman on sensitive issues.

        The Board of Directors believes that the responsibilities delegated to the Lead Independent Director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board of Directors believes that its Lead Independent Director position balances the need for effective and independent oversight of management with the need for strong, unified leadership.

        The Board of Directors believes that this structure is in the best interests of the Company at this time as it will allow for a balance of power between the CEO and the independent directors and will provide an environment in which its independent directors are fully informed, have significant input into the content of Board meeting agendas and are able to provide objective and thoughtful oversight of management.

Board Composition

        The Board of Directors seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In that regard, the Nominating and Corporate Governance Committee is responsible for recommending candidates for all directorships to be filled by the Board or by the stockholders at an annual or special meeting. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account (1) minimum individual qualifications, such as strength of character, mature judgment, industry knowledge or experience and an ability to work collegially with the other members of the Board of Directors and (2) all other factors it considers appropriate. In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Nominating and Corporate Governance Committee carefully considers are the benefits to the Company of diversity, including gender and racial diversity, in board composition.

        After conducting an initial evaluation of a candidate, the Nominating and Corporate Governance Committee will interview that candidate if it believes the candidate might be suitable to be a director and may also ask the candidate to meet with other directors and management. If the Nominating and Corporate Governance Committee believes a candidate would be a valuable addition to the Board of Directors, it will recommend to the full Board of Directors that candidate's election.

        When considering whether the Board's directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company's business and structure, the Board focused primarily on the information discussed in each of the Board members' or nominees' biographical information set forth on pages 19 to 21. In particular, with regards to Mr. Connors, the Board considered his extensive knowledge of the Company's business and his position as Chief Executive Officer of the Company with the responsibility for the day-to-day oversight of the Company's business operations. With regards to Messrs. Budnick, Hobbs and Waite and Mses. Putur and Raina, the Board considered their significant experience, expertise and background with regard to business, accounting and financial matters. With regards to Mr. Budnick, the Board of Directors considered his extensive experience as Managing Director at Channel Rock Partners, a management consulting firm, and as Chief Financial Officer of MBIA Insurance Corporation, a major financial services Company. With regards to Mr. Hobbs, the Board of Directors considered his extensive experience as the Chairman and CEO of various information and media companies, including VNU, Inc. With regards to Ms. Putur, the Board of Directors considered her extensive experience in information technology obtained at global corporations in the high tech, retail and fashion sectors, including in her current role as Chief Information Officer of Recreational Equipment, Inc. (REI). With regards to Ms. Raina, the Board of Directors considered her experience as a senior executive with The Bank of New York and her service on the Audit Committee of RealNetworks. With regards to Mr. Waite, the Board considered his extensive experience in management consulting as a Managing Director with McKinsey & Company and his service as one of three members of McKinsey's Office of the Managing Director. In addition, in connection with the nomination of Ms. Raina and Mr. Waite for election as directors at this Annual Meeting, the Board considered their valuable contributions to the Company's success during their years of Board service.

Director Independence

        Our Board of Directors currently has six directors. The Board of Directors has affirmatively determined that all of the directors, other than Mr. Connors, including those who serve on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are "independent" for purposes of The Nasdaq Stock Market LLC ("Nasdaq") listing standards and federal securities laws. In the course of the Board of Directors' determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable Nasdaq rules and the rules and regulations of the Securities and Exchange Commission (the "SEC").

Executive Sessions

        Our independent directors hold regularly scheduled meetings at which only independent directors are present.

Meeting Attendance

        Directors are expected to attend Board meetings and meetings of the committees on which they serve and to spend the time needed, and meet as frequently as necessary, in order to properly discharge their responsibilities. The Board of Directors held 5 meetings during 2017. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. Each of our directors serving during 2017 attended 100% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors on which such director served during that period.

        This Annual Meeting will be our tenth annual stockholder meeting. ISG's policy is to invite each director to attend the Company's annual meeting of stockholders, but does not require attendance by all directors. ISG periodically monitors and reassesses this policy to ensure the Board remains open and available for stockholder communications.

Committees of the Board of Directors

        The Audit, Compensation, and Nominating and Corporate Governance Committees each operate under a written charter adopted by the Board of Directors, and each committee of the Board of Directors reviews and assesses the adequacy of its charter on at least an annual basis. Copies of these charters are available on our website (www.isg-one.com).

        The following table sets forth the three standing committees of the Board of Directors, the members of each committee during the last fiscal year and the number of meetings held by each committee during the last fiscal year:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Michael P. Connors	—	—	—
Neil G. Budnick	Chairman	Member	Member
Gerald S. Hobbs	Member	Chairman	Member
Christine Putur	Member	Member	Member
Kalpana Raina	Member	Member	Member
Donald C. Waite III	Member	Member	Chairman
	4 Meetings	3 Meetings	3 Meetings

Audit Committee

        Our Audit Committee currently consists of Mr. Budnick, as Chairman, Mr. Hobbs, Ms. Putur, Ms. Raina and Mr. Waite. The Audit Committee is responsible for, among other things:

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  selecting, appointing, compensating, retaining and terminating our independent registered public accounting firm;

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  overseeing the auditing work of any independent registered public accounting firm employed by us, including the resolution of any disagreement between management and the independent registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

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  pre-approving audit, audit related, tax and other services to be performed by the independent registered public accounting firm and related fees;

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  meeting with our independent registered public accounting firm to review the proposed scope of the annual audit of our financial statements and to discuss such other matters that it deems appropriate;

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  reviewing the findings of the independent registered public accounting firm with respect to the annual audit;

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  meeting to review and discuss with management and the independent registered public accounting firm our periodic financial reports prior to our filing them with the SEC and reporting annually to the Board of Directors with respect to such matters;

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  reviewing with our financial and accounting management, the independent registered public accounting firm and internal auditor the adequacy and effectiveness of our internal control over financial reporting, financial reporting process and disclosure controls and procedures; and

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  reviewing the internal audit function.

        In accordance with applicable federal securities laws and the rules of Nasdaq, we have adopted an Audit Committee charter that incorporates these duties and responsibilities.

        The Audit Committee is, and will at all times be, composed exclusively of "independent directors," as determined in accordance with Nasdaq's independence standards, who are able to read and understand fundamental financial statements. In addition, pursuant to the rules of Nasdaq, ISG must have at least one member of the Audit Committee who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual's financial sophistication. The Board of Directors has determined that each of the Audit Committee members satisfies Nasdaq's definition of financial sophistication and that Mr. Budnick, Mr. Hobbs, Ms. Raina and Mr. Waite each qualify as an "audit committee financial expert," as defined under the rules and regulations of the SEC.

        Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

        The Compensation Committee currently consists of Mr. Hobbs, as Chairman, Mr. Budnick, Ms. Putur, Ms. Raina and Mr. Waite. The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company, including administering the Amended and Restated 2007 Equity and Incentive Award Plan and the Amended and Restated 2007

Employee Stock Purchase Plan. The Compensation Committee is also responsible for, among other things:

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  reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation;

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  reviewing with the Chief Executive Officer the performance and compensation of all other executive officers;

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  reviewing and discussing the Compensation Discussion and Analysis section contained in this Proxy Statement;

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  discussing the results of the stockholder advisory vote on the compensation paid to our named executive officers;

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  retaining or terminating, as needed, and approving the fees and any other retention terms for, compensation and benefits consultants and other outside consultants or advisors to provide independent advice to the Compensation Committee;

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  evaluating on at least an annual basis whether any work provided by a consultant retained by the Compensation Committee raises any conflict of interest; and

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  reviewing and establishing policies concerning any management perquisite and similar benefits.

For more information on the Compensation Committee's role in determining executive compensation, see "Executive Compensation" beginning on page 22.

        In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Compensation Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Compensation Committee meet the independence requirements mandated by Nasdaq, the rules of the SEC and the Internal Revenue Service, in each case as they are applicable to serving on the Compensation Committee.

        The Compensation Committee has retained Steven Hall & Partners ("SH&P") to advise it in connection with fulfilling its responsibilities with respect to the Company's executive and Board of Directors compensation programs. For a discussion of the nature and scope of SH&P's assignment, and the material elements of the instructions or directions given to SH&P with respect to the performance of their duties under the engagement, please see "Use of Third Party Advisors" beginning on page 22. SH&P maintains no other direct or indirect business relationships with the Company.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee currently consists of Mr. Waite, as Chairman, Mr. Budnick, Mr. Hobbs, Ms. Putur and Ms. Raina. The Nominating and Corporate Governance Committee is responsible for, among other things:

  •
  developing, recommending and monitoring corporate governance guidelines for ISG and the Board of Directors;

  •
  identifying and reviewing the qualifications of candidates for Board membership;

  •
  recommending to the Board of Directors candidates to fill vacancies on the Board which occur between annual meetings of stockholders or for election at annual meetings;

  •
  recommending to the Board of Directors criteria regarding the composition of the Board, the total size of the Board and the proportion of employee and non-employee directors;

  •
  recommending to the Board of Directors committee memberships and chairpersons; and

  •
  consulting with the Board of Directors annually regarding the independence of each member of the Board.

        In accordance with applicable federal securities laws and the rules of Nasdaq, ISG has adopted a Nominating and Corporate Governance Committee charter that delineates these duties and responsibilities.

        The Board of Directors has determined that all of the members of the Nominating and Corporate Governance Committee meet the independence requirements mandated by Nasdaq, the rules of the SEC, in each case as they are applicable to serving on the Nominating and Corporate Governance Committee, and our standards of independence.

        The Nominating and Corporate Governance Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account, without limitation, factors such as judgment, skill, diversity, character, integrity, collegiality, willingness to act upon and be accountable for majority Board decisions, experience (particularly with businesses and other organizations of comparable size and within similar or related industries) and how that experience interplays with that of the other Board members, independence from management, and the ability of the candidate to attend Board and Committee meetings regularly and to devote an appropriate amount of time and effort in preparation for those meetings. In assessing stockholder recommendations, the Nominating and Corporate Governance Committee will consider the same criteria utilized for other candidates, but will also consider whether the candidate can serve the best interests of all stockholders of the Company and not be beholden to the sponsoring person or group. A stockholder must provide notice to the Chief Financial Officer that must include the name, address, and number of shares owned by the stockholder making such recommendation; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. You must submit the nominee's consent to be elected and to serve. ISG may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The notice must be delivered to the Chief Financial Officer, who will forward the notice to the Nominating and Corporate Governance Committee for consideration. Ultimately, the Nominating and Corporate Governance Committee will nominate those individuals who it believes will, in conjunction with other members of the Board, best collectively serve the long-term interests of the Company's stockholders.

Compensation Committee Interlocks and Insider Participation

        During the year ended December 31, 2017, members who served on our Compensation Committee included Mr. Hobbs, as Chairman, Mr. Budnick, Ms. Putur, Ms. Raina and Mr. Waite. No member of our Compensation Committee during 2017 was an employee or officer or former employee or officer of the Company or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or the Compensation Committee during 2017.

Oversight of Risk Management

        On behalf of the Board of Directors, the Audit Committee is responsible for oversight of the Company's risk management policies and procedures. The Company is exposed to a number of risks including financial risks, operational risks and risks relating to regulatory and legal compliance. The Audit Committee discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken. The Company's Chief Financial Officer is responsible for the Company's risk management function and regularly works closely with the Company's senior executives to identify risks material to the Company. The Chief Financial Officer reports regularly to the Chief Executive Officer and the Company's Audit Committee regarding the Company's risk management policies and procedures. In that regard, the Company's Chief Financial Officer meets with the Audit Committee at least four times a year to discuss the risks facing the Company, highlighting any new risks that may have arisen since they last met. The Audit Committee also reports to the Board on a regular basis to apprise the Board of their discussions with the Chief Financial Officer regarding the Company's risk management efforts.

        With respect to risks related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company's executive compensation program, whether the program encourages unnecessary or excessive risk taking. The compensation programs generally are not believed to encourage risks that are reasonably likely to have a material adverse effect on the Company.

Code of Ethics

        We have adopted a code of ethics and business conduct applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of Nasdaq. You may obtain a copy of ISG's code of ethics and business conduct, free of charge, by contacting our Chief Financial Officer. You can also find a link to the code on our website (www.isg-one.com). ISG intends to disclose any amendments to, or waivers from, a required provision of its code of ethics and business conduct on its website (www.isg-one.com).

Corporate Governance Guidelines

        The Board has adopted Corporate Governance Guidelines to assist the Board and its committees in the exercise of their responsibilities. The Corporate Governance Guidelines, which are available on our website (www.isg-one.com), set forth guiding principles and provide a flexible framework for the governance of the Company. The Corporate Governance Guidelines address, among other things, Board functions and responsibilities, management succession, Board membership and independence, Board meetings and Board committees, access to management, employees and outside advisors, director orientation and continuing education. The Nominating and Corporate Governance Committee regularly reviews and provides recommendations to the Board on the Corporate Governance Guidelines, and the full Board approves changes as it deems appropriate.

Certain Relationships and Transactions with Related Parties

        The Board has adopted the Policy and Procedures with respect to Related Party Transactions (the "Policy") whereby all transactions required to be reported pursuant to Item 404 of Regulation S-K are reviewed and approved. The Policy calls for the Nominating and Corporate Governance Committee of our Board of Directors (the "Governance Committee"), or the Chair of the Governance Committee in exigent circumstances (who will possess delegated authority to act between Governance Committee meetings), to review each related party transaction (as defined below) and determine whether to approve that transaction. Any Governance Committee member who has any interest (actual or perceived) will not be involved in the consideration of the Governance Committee. In determining whether a related party transaction will be approved, the Governance Committee or Chair of the Governance Committee, as applicable in accordance with the Policy, will consider a multitude of factors including (a) the benefits to the Company; (b) the impact on a director's independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the transaction; and (e) the terms available to unrelated third parties or to employees generally. Notwithstanding the Policy, all compensation-related matters must be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval.

        For purposes of the Policy, a "related party transaction" is, subject to certain limited exceptions, any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds $120,000, and the related party (defined below) had, has or will have a direct or indirect material interest. "Related party" includes (a) any person who is or was (at any time during the last fiscal year) an executive officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in clauses (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a director, executive officer or partner or is in a similar position, or in which such person, together with all other "related parties," have in the aggregate 5% or greater beneficial ownership interest.

        During 2017, we did not enter into any transactions with related parties that required review, approval or ratification pursuant to the Policy.

Stockholder Communications with Directors

        Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)
c/o Chief Financial Officer
Information Services Group, Inc.
281 Tresser Blvd
Stamford, Connecticut 06901
Fax: (203) 517-3199

        Communications from our stockholders to one or more directors will be collected and organized by our Chief Financial Officer under procedures approved by our independent directors. The Chief Financial Officer will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Chief Financial Officer may, in his or her discretion, forward only representative correspondence.

        The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Chief Financial Officer.

PROPOSAL NO. 2
RATIFICATION OF ENGAGEMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        On March 12, 2018, the Audit Committee and the Board of Directors engaged PricewaterhouseCoopers LLP to continue in its capacity as independent registered public accounting firm for the fiscal year ending December 31, 2018. Stockholders will be asked at the Annual Meeting to ratify the engagement of PricewaterhouseCoopers LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2018.

        Although the engagement of PricewaterhouseCoopers LLP is not required to be submitted to a vote of the stockholders, the Board of Directors believes it is appropriate as a matter of policy to request that the stockholders ratify the selection of its independent registered public accounting firm for the fiscal year ending December 31, 2018. If the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors or the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board of Directors or Audit Committee feels that such a change would be in the best interests of the Company and our stockholders.

        The Company anticipates that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions at the meeting.

        The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2017 and 2016 by PricewaterhouseCoopers LLP:

	Fiscal Years
	December 31, 2017	December 31, 2016
Audit Fees(1)	$2,177,000	$2,228,500
Audit-Related Fees(2)	—	340,000
Tax Fees(3)	52,185	21,200
All Other Fees(4)	151,950	1,950

Total Fees	$2,381,135	$2,591,650

(1)
Audit Fees consisted of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. The decrease for fiscal year ended December 31, 2017, as compared to fiscal year ended December 31, 2016, was primarily the result of the Company's acquisitions of Alsbridge, Experton and TracePoint during the year ended December 31, 2016.

(2)
Audit-Related Fees consisted principally of due diligence services, including for due diligence work in connection with the acquisition of Alsbridge in 2016.

(3)
Included fees for professional services rendered in fiscal 2017 and 2016 in connection with tax compliance for international returns and tax consulting.

(4)
Included fees related to the implementation of ASC 606 in 2017 and fees billed for software licenses in 2017 and 2016.

        The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company's engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Securities Exchange Act of 1934, as amended, to the Company's management. All of the fees described above under Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee pursuant to its pre-approval policies and procedures.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy at the Annual Meeting. Abstentions will have no effect on the outcome of this proposal because they are not considered "votes cast" for voting purposes. Under the rules of the New York Stock Exchange, member brokers who hold shares in street name for their customers that are the beneficial owners of those shares have the authority to only vote on certain "routine" items in the event that they have not received instructions from beneficial owners. This Proposal No. 2 is considered a "routine" item, and accordingly, brokers and other nominees will have discretionary authority to vote on this Proposal No. 2, such that no broker non votes will exist.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ENGAGEMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018

 REPORT OF THE AUDIT COMMITTEE

        The directors who serve on the Audit Committee are all "independent" in accordance with Nasdaq requirements and the applicable SEC rules and regulations. We have reviewed and discussed with management the Company's Annual Report on Form 10-K, which includes the Company's integrated audit of the consolidated financial statements for the year ended December 31, 2017 and management's report on internal control over financial reporting using the criteria set forth in the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013).

        During 2017, the Audit Committee fulfilled all of its responsibilities under its charter that was effective during 2017. As part of the Company's governance practices, the Audit Committee reviews its charter on an annual basis and, when appropriate, recommends to the Board of Directors changes to its charter. The Board of Directors adopted changes to the Audit Committee charter in May 2013. The revised Audit Committee charter can be obtained through our website (www.isg-one.com).

        We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, and reviewed the results of the independent registered public accounting firm's integrated audit of the consolidated financial statements.

        We have received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and have discussed with the registered public accounting firm their independence.

        Based on the reviews and discussions referred to above, we recommended to the Company's Board of Directors that the Company's Annual Report on Form 10-K for the year ended December 31, 2017 be filed with the Securities and Exchange Commission.

        During 2017, directors Neil G. Budnick, Gerald S. Hobbs, Christine Putur, Kalpana Raina and Donald C. Waite III served as members of the Audit Committee.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
THE AUDIT COMMITTEE Mr. Neil G. Budnick (Chairman) Mr. Gerald S. Hobbs Ms. Christine Putur Ms. Kalpana Raina Mr. Donald C. Waite III

 PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

        We are including in this Proxy Statement a separate resolution subject to stockholder vote to approve, in a non-binding advisory vote, the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement on pages 22-40 pursuant to the rules of the SEC. The language of the resolution is as follows:

          RESOLVED, THAT THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED NARRATIVE DISCUSSION, IS HEREBY APPROVED.

        This item is commonly referred to as a "say-on-pay" proposal. At our 2017 Annual Meeting of Stockholders, our stockholders approved the say-on-pay proposal by a vote of approximately 84% of votes cast in favor to approximately 16% against.

        In considering your vote, you may wish to review the information on the Company's compensation policies and decisions regarding the Named Executive Officers presented in the Compensation Discussion and Analysis beginning on page 23, as well as the discussion regarding the Compensation Committee beginning on page 10.

        In particular, stockholders should note the following:

  •
  As noted in the Compensation Discussion and Analysis, the Company believes management compensation should be competitive with market practices, provide rewards based on the attainment of Company objectives and tightly align management with the interests of stockholders.

  •
  At the discretion of the Compensation Committee, the material elements of the compensation system created for the Company's Named Executive Officers include a mix of base salary, annual performance-based cash incentive awards and long-term equity incentive awards.

  •
  The Company believes that the compensation provided to the Named Executive Officers is competitive with market norms, is predicated on "pay-for-performance" and is tightly aligned with the interests of the Company's stockholders.

  •
  In particular, the compensation we paid the Named Executive Officers for 2017 was in line with the financial results and, particularly, the progress implementing our long-term growth strategy that was achieved by our management team during 2017.

        Because this vote is advisory and non-binding on the Board of Directors, the Board and the Compensation Committee will review and consider the voting results, as well as other communications from stockholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation programs.

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of shares of ISG common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal because they are not considered "votes cast" for voting purposes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

MANAGEMENT

        The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position
Michael P. Connors	62	Chairman of the Board and Chief Executive Officer
David E. Berger	61	Executive Vice President and Chief Financial Officer
Thomas S. Kucinski	54	Executive Vice President and Chief Human Resources Officer
Neil G. Budnick	64	Director
Gerald S. Hobbs	76	Director
Christine Putur	56	Director
Kalpana Raina	62	Director
Donald C. Waite III	76	Director

Management

        Michael P. Connors has served as our Chairman of the Board and Chief Executive Officer since our inception. Mr. Connors also served as our Secretary and Treasurer from the date of our inception until December 2006. Mr. Connors served as Chairman and CEO of VNU's Media Measurement and Information (MMI) Group from its creation in 2001 until his resignation in 2005. VNU, now The Nielsen Company, was a leading global information and media company. Mr. Connors was instrumental in creating the MMI Group, which comprised VNU's media information, entertainment, software and internet businesses, including Nielsen Media Research, Nielsen Entertainment and NetRatings. In addition to leading the MMI Group, Mr. Connors served as chairman of VNU World Directories from 2003 to 2004, which included VNU's Yellow Pages and directory businesses operating in seven countries. Mr. Connors also served as a member of the VNU Executive Board. Prior to joining VNU, Mr. Connors was Vice Chairman of ACNielsen Corporation, one of the world's largest marketing information services companies, commencing November 1996. Prior to that, as Senior Vice President of The Dun & Bradstreet Corporation (D&B), Mr. Connors played a key role in the breakup of D&B into three separate, publicly traded companies, including ACNielsen. Mr. Connors currently serves as a director of both Eastman Chemical Company and Chubb, Ltd.

        David E. Berger has served as our Executive Vice President and Chief Financial Officer since October 2009. Prior to joining ISG, Mr. Berger was Senior Vice President, Corporate Controller and Investor Relations with The Nielsen Company where he spent more than eight years. Prior to joining Nielsen in 2001, he had been employed for almost ten years at Simon & Schuster and Viacom in varying senior management capacities leaving as Senior Vice President, Finance and Development. Prior to his tenure at Simon & Schuster/Viacom, Mr. Berger worked at American National Can Company where he was Chief Financial Officer of one of its largest divisions. Mr. Berger started his professional career with the public accounting firm of Touche Ross and Company. Mr. Berger is a graduate of the Wharton School of the University of Pennsylvania and earned his Masters of Business Administration from the University of Chicago.

        Thomas S. Kucinski has served as our Executive Vice President and Chief Human Resources Office since June 5, 2017. Mr. Kucinski is responsible for the firm's overall human resources function, with a particular focus on strategic talent management, leadership development and organizational change initiatives. An accomplished global Human Resources leader with more than 30 years of experience in the professional services, finance and consumer products industries, Mr. Kucinski joined ISG in 2013 as its Global Leader—Total Rewards and HR Operations and was named to his current post in 2017. Prior to ISG, he held human resources leadership roles at Nasdaq OMX, Nielsen and American Express, with a particular emphasis on compensation and benefits strategy and design. Mr. Kucinski holds a Master's Degree in Human Resources Management from Rutgers University, and a Bachelor's of Science Degree in Psychology from the University of Scranton.

Directors

        Neil G. Budnick has served as our Director since June 2011. Mr. Budnick is currently the Managing Director at Channel Rock Partners, a management consulting firm that provides business strategy and opportunity analysis, operations improvement and risk management for corporations. Until April 2007, Mr. Budnick was President of MBIA Insurance Corporation, a major financial services company. During his 23 years at MBIA, Mr. Budnick held increasingly important positions including: Vice Chairman; Chief Financial Officer; President, Public and Corporate Finance Division; and Senior Vice President, Head of Municipal and Structure Finance. Earlier in his career, Mr. Budnick was also Vice President of the Public Finance Department of Standard & Poor's Corporation. He is a Board Member and Chair of the Audit Committee of RHR International, a management firm that specializes in executive development. Following an appointment by the Governor of Connecticut in 2012, he served from 2012-2013 as Chairman of the Investment Advisory Council (IAC), the state body responsible for working with the State Treasurer in overseeing the investments of the Connecticut Retirement Plans and Trust Funds. Mr. Budnick holds a B.A. in Political Science from Boston College and an M.P.A. in Public Administration from the University of Colorado.

        Gerald S. Hobbs has served as our Director since January 2008. Mr. Hobbs is a managing director and an operating partner at BV Investments, LLC. Previously, Mr. Hobbs was the Chairman and CEO of VNU, Inc., now The Nielsen Company, and Vice-Chairman of the Executive Board of VNU N.V. until his retirement in April 2003. Mr. Hobbs has served as Chairman, and Director of the American Business Media, BPA International and the Advertising Council, Inc. He recently retired from The Nielsen Company and BNA, Inc. boards of directors. He was a member of the Audit Committee at both companies.

        Christine Putur has served as our Director since March 2014. Ms. Putur is the Chief Information Officer of Recreational Equipment, Inc. (REI), a specialty outdoor retailer. Ms. Putur was previously the Chief Information Officer of Coach, Inc., a leading New York design house of modern luxury accessories. Prior to Coach, Ms. Putur was a senior executive for Staples, Inc., a leading office supply retailer. She joined Staples in 1999 and held a variety of leadership positions, most recently as the Senior Vice President and Chief Information Officer. Prior to that, she worked at Digital Equipment Corporation, a vendor of computer systems, for 15 years and participated in its merger with Compaq Computer Corporation, a developer and seller of computers and related products and services. Ms. Putur holds a B.A. in Administrative Science and Math from Colby College and a M.S. in Management Information Systems from the Boston University Graduate School of Management.

        Kalpana Raina has served as our Director since August 2009. Ms. Raina is the managing partner of 252 Solutions, LLC, an advisory firm that specializes in strategic development and implementation. Previously, Ms. Raina was a senior executive with The Bank of New York, a global financial services company. She joined the Bank in 1989 and held a variety of leadership positions, most recently Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India as the bank's Executive Vice President, International. During her eighteen year career with the bank she had responsibility for clients in the Media, Telecommunications, Healthcare, Retailing, Hotels and Leisure and Financial services industries in Asia, Europe, and the United States. Ms. Raina is also a director of Yellow Pages Limited (TSX: YLO), where she serves on the Nominating and Corporate Governance Committee. Until December 2017, Ms. Raina was also a director of John Wiley & Son (NYSE: JWa and JWb), and until October 2013, Ms. Raina was a director of RealNetworks (Nasdaq: RNWK). She is a member of Women Corporate Directors and The National Association of Corporate Directors and a past member of The U.S. India Business Council.

        Donald C. Waite III has served as our Director since January 2008. Mr. Waite is an adjunct professor at Columbia Graduate School of Business. Mr. Waite retired from McKinsey & Company, the international management consulting firm, in February 2002 after 36 years of service. From 1996 to 2002, he was one of three members of the Firm's Office of the Managing Director, and Chairman of the Firm's Investment Committee and Compensation Committee. Mr. Waite is a Director Emeritus of McKinsey & Company and sits on the Board of Directors of the McKinsey Investment Office (MIO). Mr. Waite sits on the Board of Overseers of the Columbia Graduate School of Business and served on the Board of Directors of The Guardian Life Insurance Company of America from 2002-2017. Also, in the prior five years, Mr. Waite served as a member of the Board of Directors of Presstek, Inc.

 EXECUTIVE COMPENSATION

Background

        This discussion addresses compensation as it relates to ISG's named executive officers for the fiscal year ending December 31, 2017: Michael P. Connors, Chairman and Chief Executive Officer; David E. Berger, Executive Vice President and Chief Financial Officer; R. James Cravens, who served as Executive Vice President and Chief Human Resources & Communications Officer until his resignation effective June 2, 2017; and Thomas S. Kucinski, who was named Executive Vice President and Chief Human Resources Officer effective June 5, 2017 (the "Named Executive Officers").

Oversight of Compensation

        The Compensation Committee is responsible for overseeing the compensation and employee benefit plans and practices of the Company. The Compensation Committee is comprised entirely of independent directors. The Compensation Committee approves all executive compensation arrangements. The Compensation Committee charter sets forth the purpose of and other matters pertaining to the Compensation Committee. See pages 10 to 11 for further details regarding the duties and responsibilities of the Compensation Committee.

Use of Third Party Advisors

        Pursuant to its charter, the Compensation Committee has the authority to retain, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Compensation Committee believes to be necessary or appropriate. The Compensation Committee has retained the firm of Steven Hall & Partners ("SH&P") as its independent compensation consultant to report and advise on matters related to executive and director compensation and related corporate governance concerns. The Compensation Committee has assessed the independence of SH&P pursuant to the SEC's and Nasdaq's rules and concluded that the work SH&P has performed does not raise any conflict of interest.

        SH&P was engaged by and reports directly to the Compensation Committee. The Compensation Committee is responsible for approving payments to the consultant, and the Compensation Committee is solely responsible for engagement and termination of the consultant. While conducting assignments, the Compensation Committee anticipates that SH&P will interact with the Company's management when appropriate in support of the functions of the Compensation Committee, including gathering internal perspectives and relevant company and compensation data. In addition, SH&P may seek feedback from the Compensation Committee Chairman, other members of the Compensation Committee or the Board of Directors, or the Chairman of the Board of Directors in developing recommendations for the Compensation Committee's consideration.

        The Compensation Committee calls upon SH&P, as appropriate, to attend Compensation Committee meetings, meet with the Compensation Committee without management present and provide third-party data, advice and expertise on proposed executive compensation levels, programs and plan designs and implementation, and on other matters within the scope of the Compensation Committee's responsibilities. The Compensation Committee may also ask SH&P to review and provide advice relating to proposals prepared by management, including evaluating the consistency of such proposals with the Compensation Committee's compensation philosophy and in comparison to programs at other companies, to provide information and advice regarding compensation of our non-employee directors, and to review disclosures relating to executive and director compensation.

        SH&P provides only consulting services relating to executive and director compensation to us, and does not provide other services such as employee benefits administration or actuarial services.

Role of Management in Compensation Decisions

        In determining compensation for the executive officers, the Compensation Committee may consult with the Company's executive officers at various times during the year to provide the Compensation Committee with information with which the Compensation Committee performs its own assessment of the individual performance of each executive officer. The Compensation Committee may also request input from the Chief Executive Officer, other members of the Board and the other committees of the Board as part of the Compensation Committee's evaluation of the executive officers and other key Company employees and their achievement of performance objectives. At the Compensation Committee's request, the Chief Executive Officer will review and discuss the performance and compensation of the Company's other Named Executive Officers. Executive officers, including the Chief Executive Officer, are not present for the discussions or discretionary decisions regarding their own compensation. The Compensation Committee is assisted in the administration of its decisions by the Company's Chief Human Resources Officer. Notwithstanding this input, the Compensation Committee retains full discretion to approve the compensation of the Company's executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2017 Performance

        ISG made great progress in 2017 and executed on its strategic and operational goals to invest in the future of ISG consistent with our long term-growth strategy and made the significant change in our financials over 2016. Highlights include:

  •
  Record reported revenues of $269.6 million, up 25% versus 2016;

  •
  GAAP operating income of $9.2 million, as compared to an operating loss of $2.6 million in 2016;

  •
  GAAP diluted loss per share was $0.05, as compared to a loss of $0.18 per share in 2016;

  •
  Record adjusted EBITDA of $33.5 million, up 69% versus 2016;

  •
  Increased adjusted EBITDA margin (adjusted EBITDA divided by GAAP revenues) over 300 basis points to 12.4%;

  •
  The development and execution of the firm's digital strategy, including the development and release of ISG GovernX™ , ISG FutureSource™ and the new fast-growing robotic process automation (RPA) segment;

  •
  Integrated Alsbridge acquisition in a transformational combination including by exceeding our $7 million synergy target;

  •
  Acquired the remaining 49% minority interest in our Italian joint-venture;

  •
  Continued long-term value creation with ISG five-year total shareholder return of 276% compared to the Nasdaq Composite of 142%, S&P 500 of 108% and Russell 2000 of 94%; and

  •
  Launched new brand identity and website (www.isg-one.com).

        Adjusted EBITDA and certain other items above are non-GAAP financial measures. We further explain how these financial measures are determined in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 under the heading "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures."

        The Compensation Committee recognized that our positive results achieved in 2017 were the result of management's effective execution of our business strategy. The Compensation Committee's determinations regarding compensation of our Named Executive Officers for 2017 reflected this view. Management executed well on our long-term growth strategy including increasing our recurring revenue streams; expanding our market developing leadership in digital advisory services; and by identifying and completing the integration of the Company's transformational Alsbridge acquisition. The Compensation Committee believes that our executive compensation program contributed to the favorable results achieved by management in 2017, and the resulting compensation to our senior management team was appropriate in light of ISG's operational performance.

Objectives and Philosophies

        It is the Company's intent that its executive compensation programs achieve three fundamental objectives: (1) attract, motivate, retain and reward qualified executives; (2) hold executives accountable for performance; and (3) align executives' interests with the interests of our stockholders. In structuring the Company's executive compensation programs, we intend to be guided by the following basic philosophies:

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  Competition.  The Company should provide competitive compensation opportunities so that it can attract, motivate and retain executives qualified to lead and grow the Company.

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  Pay for Performance.  A substantial portion of compensation should be tied to achievement of Company and individual performance goals based on the Company's annual objectives and long-term business strategy. The Company's intent is to reward management for achieving a long-term strategic plan through sustained profitability and long-term growth. Such incentives should be appropriate to our Company's business mission and not encourage Named Executive Officers or other employees to expose the Company to risk that could have a material adverse effect on the Company.

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  Alignment with Stockholder Interests.  A substantial portion of compensation should be contingent on the creation of stockholder value. As an executive officer's level of responsibility increases, a greater portion of the officer's total compensation should be dependent on the Company's performance and stockholder returns. In order to further its commitment to aligning executives with stockholder interests, the Company adopted share ownership guidelines effective January 1, 2014 that are described in detail below.

Elements of Compensation

        As described in more detail below, the material elements of our executive compensation program include a mix of the following, at the discretion of the Compensation Committee: base salary, an annual cash incentive opportunity and an equity component. We believe that these elements of our executive compensation program are critical in helping us achieve our business objectives and retain talent.

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  Fixed Compensation.  Base salary is the element of our current executive compensation program in which its value in any given year is generally not variable. Base salaries are paid on a current basis.

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  Variable Incentive Compensation.  We anticipate that any annual incentive awards or the realization of compensation from equity awarded in any given year will depend on the performance of the individual and the performance of the Company. Annual incentive awards generally are paid out based on achievement of one-year performance goals, although we retain discretion to pay these out in the form of equity awards that require further service as a vesting condition. Long-term incentives generally are made in the form of equity awards, with vesting terms that promote retention and long-term service to the Company as well as performance. We believe that the proper balance of longer-term and short-term elements will focus our executives on achievement of annual objectives and fulfillment of our strategy to create long-term value for our stockholders.

        These compensation elements are intended to create a total compensation package for each executive that we believe will achieve the Company's objectives and provide fair and competitive opportunities. We evaluate competitiveness based on data provided by SH&P with respect to market compensation practices as further described below.

Say-on-Pay Results

        The Compensation Committee considered the result of the 2017 non-binding, advisory say-on-pay vote in connection with the discharge of its responsibilities. A large majority of our stockholders—approximately 84% of the votes cast—approved our fiscal 2016 compensation program as described in our proxy statement for the Annual Meeting held in April 2017. The Compensation Committee has reviewed the voting results and considered whether any adjustments were warranted based on these results and other feedback from stockholders and leading stockholder advisory firms. Our policy is to hold say-on-pay votes on an annual basis, which is consistent with the results of the 2017 non-binding, advisory say-on-frequency vote, in which approximately 97% of the votes cast voted for an annual say-on-pay vote.

Use of Competitive Compensation Information in Setting 2017 Compensation

        In reviewing and establishing the 2017 compensation for the Named Executive Officers, the Compensation Committee referred to a variety of data provided by SH&P for background information and took into account other information regarding the individuals. For this purpose, the Committee has referenced a peer group of companies to compare the compensation of our Named Executive Officers with the level of compensation of executives in comparable positions at the peer companies.

        In considering which companies should be included in the Company's peer group, the Committee has considered a number of criteria, including the following:

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  Similar industry and business model;

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  Similar financial size as measured by revenues and market capitalization;

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  Complexity and scope of operations;

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  Competition for profits and talent; and

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  Other characteristics unique to ISG, which could include things like growth trajectory and corporate strategies.

        Based on the above, the Company considered compensation levels and practices from the following peer companies in establishing 2017 compensation: Advisory Board Co., Computer Task Group, Inc., comScore, Inc., CRA International, Inc., Exponent, Inc., Forrester Research, Inc. and Hackett Group, Inc. In reviewing our peer group going forward, we have removed three companies, Computer Task Group, comScore, Inc., and Exponent, due to differences in business focus as compared to ISG, and we added one company, Perficient, which is similar to ISG in size and business. Additionally, the Company reviewed compensation programs of other consulting firms to ensure that its pay practices and programs are competitive with companies with whom we compete for executive talent.

        The data provided by SH&P was used for general reference and for perspective on market compensation practices, and not to specifically benchmark Named Executive Officer compensation levels to any percentile or to within a range of percentiles derived from the background data. In this regard, the Compensation Committee reviewed information on salary, annual incentives and long-term incentive awards—referred to as total direct compensation—and additional information on other compensation. The Committee also reviewed information on ISG's performance as compared to the peer group, as a key factor in assessing reasonable compensation levels for 2017.

        Individual factors considered by the Compensation Committee in reviewing and establishing the 2017 base salaries and other compensation elements for the Named Executive Officers included:

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  Mr. Connors:  (i) the experiences and capabilities that qualify Mr. Connors to hold comparable positions at significantly larger publicly-held companies; (ii) Mr. Connors' salary and total compensation in prior positions; (iii) the current and anticipated future benefit to ISG from having a well-qualified Chief Executive Officer, which enables ISG to pursue its business strategy of acquiring, integrating and managing additional businesses under the leadership of an experienced manager who has achieved previous business success; (iv) the absence of certain standard elements of compensation customarily provided to executive officers in comparable positions at other companies; and (v) Mr. Connors' performance in his role as Chief Executive Officer to date.

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  Mr. Berger:  (i) a competitive base salary in order to attract, retain and motivate our Chief Financial Officer; (ii) the experiences and capabilities of Mr. Berger that qualify him to hold a comparable position at a larger publicly held company; (iii) Mr. Berger's salary and total compensation in prior positions; and (iv) Mr. Berger's performance in his role as Chief Financial Officer to date.

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  Mr. Cravens:  (i) Mr. Cravens' responsibilities; (ii) Mr. Cravens' level of experience; (iii) Mr. Cravens' past performance in his role; and (iv) equitable levels of salary in relation to compensation of other employees of the Company with high-level positions.

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  Mr. Kucinski:  (i) Mr. Kucinski's responsibilities; (ii) Mr. Kucinski's level of experience; (iii) Mr. Kucinski's performance in his role to date; and (iv) equitable levels of salary in relation to compensation of other employees of the Company with high-level positions.

        In making its determinations, the Compensation Committee took into account the fact that ISG evaluated each Named Executive Officer's overall job performance as highly satisfactory. The Compensation Committee's decision on all elements of compensation represented an exercise of its judgment based on the considerations described above, without assigning a specific weighting to separate factors.

Base Salary

        Base salary is cash compensation that provides a fixed level of cash payments throughout the year that take into account job responsibilities, experience level, competencies and competitive market data. The Compensation Committee reviews and approves base salaries for executives, including Named Executive Officers, annually and in connection with promotions or other changes in responsibilities. The Compensation Committee considers market data, individual compensation history, pay in relation to other executives at the Company ("internal pay equity"), tax deductibility, individual job performance and future potential, as well as evaluations and recommendations by senior management in determining base salary. The weight given to each of these factors may differ from individual to individual, as the Compensation Committee deems appropriate.

        Actual salaries earned by and paid to the Named Executive Officers in 2017 are reflected in the Salary column of the Summary Compensation Table on page 36. The following table reflects the annualized base salaries of our Named Executive Officers as in effect at December 31, 2017 and

December 31, 2016, except in the case of Mr. Cravens whose ending base salary for 2017 is as of the date of his resignation, June 2, 2017.

Named Executive Officer	2017 Ending Base Salary ($)	2016 Ending Base Salary ($)
Michael P. Connors	$780,000	$780,000
David E. Berger	575,000	550,000
R. James Cravens	340,000	340,000
Thomas S. Kucinski	300,000	—

        The base salary paid in the full year for Mr. Connors remained the same in 2017 as compared to 2016. Mr. Cravens' salary, paid through June 2, 2017, remained the same as compared to 2016. Mr. Kucinski's salary as of June 5, 2017 was $300,000. On December 13, 2016, the Compensation Committee approved an increase to Mr. Berger's base salary to $575,000 from $550,000, to be effective as of April 1, 2017. This was the first increase in Mr. Berger's base salary since joining in October 2009. At this time, the 2018 base salaries of Messrs. Connors, Berger and Kucinski remain the same as in effect in 2017. On December 12, 2017, the Compensation Committee approved an increase in Mr. Connors base salary to $850,000 effective April 1, 2018, which is the first increase in Mr. Connors' base salary since August 1, 2014.

Annual Incentive Awards

        At the 2014 Annual Meeting, the Company's stockholders approved the Amended and Restated 2007 Equity and Incentive Award Plan (the "Plan") authorizing the grant of "incentive awards" by the Compensation Committee. These incentive awards provide the Named Executive Officers with the opportunity to earn specified cash amounts (i.e., the award is denominated in cash rather than in shares) by achievement of specific performance goals. Under the Plan, the Compensation Committee is permitted to specify that all or a portion of the cash amount earned or earnable under an incentive award could be converted to shares or an equity award at a specified date. These provisions of the Plan authorized the Committee to grant cash incentives, including our annual incentive awards, with terms that qualified the awards as "performance-based compensation" under Internal Revenue Section 162(m), which, under tax laws in effect in 2017 and earlier years, generally enabled the Company to claim tax deductions for compensation to certain senior executive officers without limitation under Section 162(m)'s $1 million deductibility cap (discussed further below under "Tax Treatment of Executive Compensation").

        For 2017, the Compensation Committee authorized annual incentive awards to the Named Executive Officers under the Plan with target and maximum payout amounts. For such awards, the Compensation Committee specified that the Company must have achieved positive adjusted EBITDA as a requirement in order for any annual incentive award to be paid. Adjusted EBITDA, a non-GAAP financial metric, which we use in assessing our business results (discussed further above and in Item 7 of our Annual Report on Form 10-K), is defined as net income before net income attributable to noncontrolling interest plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, impairment charges for goodwill and intangible assets, change in contingent consideration, acquisition-related costs, severance and integration expense, tax indemnity and bargain purchase gain. Achievement of this performance goal was intended to qualify the awards as "performance-based compensation" for purposes of Code Section 162(m), to enable the Company to deduct up to the maximum authorized annual incentive amount for the Named Executive Officer without limitation under Section 162(m), as in effect for the Company's 2017 tax year. Target and maximum payout levels set forth in the table below were set by the Compensation Committee at levels meant to be competitive, based on survey and other information considered by the Committee.

        In addition to the requirement of positive adjusted EBITDA for 2017 imposed to preserve tax deductibility, the Compensation Committee based its award of 2017 bonuses for each Named Executive Office on the Committee's assessment of ISG's performance and the executive's individual performance. In determining annual incentive payments for the Named Executive Officers for fiscal 2017, the Compensation Committee took into account the fact that ISG's results were favorable and showed substantial year-over-year growth, the Named Executive Officers' participation in the integration of the Alsbridge acquisition and its assessment of each Named Executive Officer's contribution in achieving those results. The Compensation Committee believes that this structure, which allows the Committee to make subjective assessments of performance and payouts, is appropriate based on the rapid development of ISG as a comparatively young company operating in a dynamic international business environment, and growing both organically and through acquisitions.

        Based on the Company's 2017 performance and individual performance, the Compensation Committee approved annual incentive award payouts, payable in a combination of cash and restricted stock units, as follows: (i) for Mr. Connors, 128% of his target amount, paid as a cash amount of $375,000 and a grant of restricted stock units on March 15, 2018 with a value on the grant date equal to $1,125,000; (ii) for Mr. Berger, 114% of his target amount, paid as a cash amount of $100,000 and a grant of restricted stock units on March 15, 2018 with a value on the grant date equal to $300,000; and (iii) for Mr. Kucinski, 100% of his target amount, paid as a cash amount of $18,750 and a grant of restricted stock units on March 15, 2018 with a value on the grant date equal to $56,250. Mr. Cravens did not receive an incentive award payout for 2017. The portion of the annual incentive paid as equity awards is shown for each Named Executive Officer in the Summary Compensation Table as 2017 compensation, in the "Stock Awards" column.

Name and Position	Maximum Dollar Value of Annual Incentive Earnable for 2017 ($)	Target Dollar Value of Annual Incentive Earnable for 2017 ($)	Actual Dollar Value of Annual Incentive Earned for 2017 ($)
Michael P. Connors Chairman and Chief Executive Officer	$1,560,000	$1,170,00	$1,500,000
David E. Berger Executive Vice President and Chief Financial Officer	700,000	350,000	400,000
R. James Cravens Executive Vice President and Chief Human Resources & Communications Officer	300,000	150,000	—
Thomas S. Kucinski Executive Vice President and Chief Human Resources Officer	150,000	75,000	75,000

        Mr. Connors also received a one-time $300,000 cash bonus, awarded by the Compensation Committee based on ISG's achievement of cost synergies in excess of the target level established in the Company's planning for the Alsbridge acquisition.

Long-Term Equity Incentive Awards

        The Compensation Committee has the authority to grant stock options, restricted stock units and other equity awards under the Plan to executive officers, including the Named Executive Officers, and other key employees. The purpose of the Plan is to provide equity as a component of executive compensation to assure competitiveness of total compensation, to motivate executive officers and key employees to focus on long-term Company performance, to align executive compensation with stockholder interests and to retain the services of the executives during the vesting period because, in most instances, the awards will be forfeited if the recipient voluntarily leaves the employ of the Company before the award vests.

        The Compensation Committee believes that the executives' long-term compensation should be directly linked to the Company's strategic progress and creation of stockholder value. At its discretion, the Compensation Committee periodically has made awards intended to create a meaningful stock incentive in light of the executive's current position with the Company, personal performance, potential impact and contributions to the growth of the enterprise, marketplace practice and the terms of any individual employment agreements. An additional key consideration in making these awards also is to promote retention of the grantee and long-term service to the Company. Similarly, the Compensation Committee uses long-term equity awards granted to new executives as a means to induce such persons to join the Company.

        On June 1, 2017, the Company granted 321,337 restricted stock units to Mr. Connors, 64,267 restricted stock units to Mr. Berger and 25,707 restricted stock units to Mr. Kucinski. The restricted stock units granted to Mr. Berger and Mr. Kucinski, and 192,802 of the restricted stock units granted to Mr. Connors, will vest in equal annual installments on each of the first four anniversaries of the grant date, and 128,535 of the restricted stock units granted to Mr. Connors will vest in equal installments on each of the first three anniversaries of the grant date. The Compensation Committee granted the restricted stock units in order to enhance retention of the Named Executive Officers and provide a long-term incentive for advancing the Company's business strategy and creating stockholder value.

        As discussed above under "Annual Incentive Awards," for fiscal 2017, the Compensation Committee approved bonuses payable partially in the form of restricted stock units. The restricted stock units granted on March 15, 2018 vest in full on the first anniversary of the grant date. Upon vesting, the restricted stock units will be settled in shares of common stock. The Compensation Committee determined to pay a portion of the annual incentive as restricted stock units in order to enhance retention of Named Executive Officers and provide greater alignment of executive officers with interests of stockholders.

Other Compensation

        The Company sponsors a tax-qualified 401(k) plan with a profit-sharing feature (the "Savings Plan"). The Savings Plan provides retirement benefits for participating employees. Participating employees can contribute a portion of their eligible salary on a pre-tax basis up to a maximum amount set by the Internal Revenue Code. For 2017, the maximum pre-tax contribution by an employee into the Savings Plan was $18,000, except for specified catch-up contributions permitted by participants who are age 50 or older. The Company provides a match of 50% of the first 7% that the employee contributes to the plan (slightly reduced in the case of an employee with less than two years of ISG service at the end of the year), subject to a cap of $9,450 in 2017. The Company's contributions to Named Executive Officers under the Savings Plan can be found in the All Other Compensation column of the Summary Compensation Table on page 36.

        The Company provides limited amounts of perquisites and other personal benefits to the Named Executive Officers from time to time, at levels intended to be reasonable and consistent with our overall compensation program. For 2017, the only significant perquisite was reimbursement to the CEO of expenses for spousal travel in connection with our annual corporate recognition event, including a tax gross-up relating to such reimbursement, as reflected in the All Other Compensation column of the Summary Compensation Table on page 36 and the corresponding footnotes.

Severance and Other Benefits Upon Termination of Employment

        In determining whether to enter into an agreement with an executive officer that provides for severance payments if the executive officer is involuntarily terminated, the Compensation Committee considers the significance of the executive officer's position with the Company, its ability to attract and retain talent as a result of executive management changes and the amount of time it potentially would take the executive to locate another position. The Compensation Committee believes that offering severance commitments is necessary and appropriate in order to attract executives and retain them to provide long-term service to the Company.

        On December 16, 2011, Mr. Connors entered into the Connors Employment Agreement, which was amended subsequently on December 10, 2013 to extend the term until December 31, 2017, and further amended on December 13, 2016 to extend the term until December 31, 2021. Mr. Connors has been Chairman and Chief Executive Officer of the Company since the Company's inception. Prior to entering into the Connors Employment Agreement, Mr. Connors' employment with the Company was at-will. Mr. Connors' Change in Control Agreement with the Company as described below continues to apply pursuant to its terms. The terms of the Connors Employment Agreement relating to salary, bonus and benefits are described below under the caption "Employment Agreements and Employment Letters." The Connors Employment Agreement also provides for severance and other compensation upon termination of Mr. Connors' employment in specified circumstances. Subject to Mr. Connors executing a release of claims agreement in favor of the Company, in the event Mr. Connors is terminated by the Company without "Cause" or resigns for "Good Reason" (each as defined in the Connors Employment Agreement), the Company will provide him with two times his then applicable base salary plus two times his annual target bonus, payable over the 24-month period following his termination (but the Company may, in its sole discretion, pay this amount in a single lump sum, to the extent permitted under Section 409A of the Internal Revenue Code). In addition, the Company will also provide Mr. Connors with a pro-rated annual bonus for the year in which he is terminated based on the Company's actual performance for such year. The pro-rated bonus will be payable at the time Mr. Connors' annual bonus would have otherwise been paid if his employment had not been terminated. If Mr. Connors is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Connors' severance payments will be governed by his Change in Control Agreement described below.

        In connection with the hiring of Mr. Berger in 2009, the Company entered into an agreement with him on October 5, 2009 (the "Berger Severance Agreement") that provides that, in the event of certain terminations of his employment, subject to Mr. Berger executing a release of claims agreement in favor of the Company, he will receive a lump sum severance payment in an amount equal to his then applicable base salary plus his target bonus for the applicable year. These severance obligations will be triggered if Mr. Berger is terminated by ISG without "Cause" or if Mr. Berger resigns for "Good Reason" (each as defined in the Berger Severance Agreement). If Mr. Berger is terminated without Cause or resigns for Good Reason at any time during the 24-month period following a Change in Control or within 60 days prior to a Change in Control, provided such termination is at the request of an acquirer or otherwise in anticipation of a Change in Control, Mr. Berger's severance payments will be governed by his Change in Control Agreement described below.

        The Compensation Committee believes that the provisions in the Connors Employment Agreement and Berger Severance Agreement governing termination and severance arrangements are consistent with ISG's compensation objectives to attract, motivate and retain highly talented executive officers in a competitive environment.

Change in Control Arrangements

        To preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control, the Company entered into Change in Control Agreements with Messrs. Connors and Berger on January 7, 2011, which became effective immediately (collectively, the "Change in Control Agreements"). In addition, in connection with the promotion of Mr. Kucinski, the Company entered into a Change in Control Agreement with him, which became effective on June 5, 2017. In connection with the hiring of Mr. Cravens, the Company entered into a Change in Control Agreement with him, which became effective on January 15, 2014 and terminated upon his resignation on June 2, 2017. The Change in Control Agreements are intended to align executive and stockholder interests by enabling each Named Executive Officer to consider corporate transactions that are in the best interests of the Company, its stockholders and other constituents without undue concern over whether the transactions may jeopardize the Named Executive Officer's own employment.

        The Change in Control Agreements provide for an initial term of two years from the effective date, but this term is automatically extended for successive one-year terms unless a notice of non-renewal is given at least one year before the then scheduled expiration of the term. These agreements provide for a lump sum severance payment as a result of a termination of employment by the Company without "Cause" or by the executive for "Good Reason" (each as defined in the applicable Change in Control Agreement) during the two-year period following a Change in Control (as defined in the applicable Change in Control Agreement), plus protection for pre-change in control terminations that occur in the 60 days prior to a Change in Control at the request of an acquirer or otherwise in anticipation of a Change in Control. The severance payment for each Named Executive Officer is equal to the sum of: (i) a lump-sum cash payment equal to a multiple of two (for Mr. Connors) or one (for Messrs. Berger and Kucinski) times the sum of the Named Executive Officer's then current base salary plus the greater of the annual target bonus for the year in which notice of termination is given or the year in which the Change in Control occurs; (ii) a lump-sum cash payment of (a) any accrued but unpaid base salary, (b) any unpaid bonus for the year prior to the year of termination that would have been paid if the executive had remained employed through the determination date of such bonus, (c) a pro rata portion of the target bonus for the year of termination, and (d) any accrued vacation pay; and (iii) a cash payment equal to the cost, on an after-tax basis, of continuation coverage for medical, dental and vision plans during the applicable COBRA continuation coverage period, less the portion of such cost the Named Executive Officer would have been required to contribute had he remained employed with the Company. Based in part upon information provided by SH&P, the Compensation Committee believes that the benefits and terms under the Change in Control Agreements are appropriate.

        Pursuant to the terms of the Plan, the Compensation Committee has broad discretion to determine the treatment of equity awards in the event of a Change in Control as follows: (i) if determined by the Compensation Committee and specified in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse and/or performance restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse and/or performance restrictions, as the case may be, immediately prior to such change in control and (ii) the Compensation Committee may, but will not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to all or any portion of an award, (B) cancel such awards for fair market value (as determined in the sole discretion of the compensation committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of value of the consideration to be paid in the change in control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no consideration is paid in any such transaction, the fair market value of the shares subject to such options or stock appreciation rights) over the aggregate exercise price of such options or stock appreciation rights, (C) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted hereunder as determined by the compensation committee in its sole discretion or (D) provide that for a period of at least ten business days prior to the change in control, such options or stock appreciation rights will be exercisable as to all shares subject thereto and that, upon the occurrence of the change in control, such options or stock appreciation rights will terminate and be of no further force and effect.

Employment Agreements and Employment Letters

        As discussed above, on December 16, 2011, Mr. Connors entered into the Connors Employment Agreement with the Company, as amended on December 10, 2013 to extend the term until December 31, 2017, and further amended on December 13, 2016 to extend the term until December 31, 2021 ("Amendment No. 2"). The Connors Employment Agreement provides for a base salary of $700,000 per year (which the Compensation Committee raised to $850,000 effective April 1, 2018) and a target bonus opportunity between 150% and 200% of base salary, and provides that Mr. Connors is eligible to receive equity grants from the Company. In addition, in consideration for the extension set forth in Amendment No. 2, the Compensation Committee agreed to (i) grant to Mr. Connors on June 1, 2017 $500,000 face value of restricted stock units, which vest in equal annual installments on each of the first three anniversaries of the grant date pursuant to the Plan and (ii) pay a cash payment of $300,000 on December 31, 2017, provided Mr. Connors was employed by ISG on that date and ISG met or exceeded certain cost synergy targets related to the integration of Alsbridge by December 31, 2017. The cost synergy targets were exceeded and the payment was made on December 31, 2017. The other compensation provided under the Connors Employment Agreement is discussed above. In connection with a grant of restricted stock units in January 2011, Mr. Connors executed the Company's form of restrictive covenant agreement (the "Restrictive Covenant Agreement") requiring him not to disclose confidential information of the Company at any time, and for the period during which he is employed by the Company and the 24-month period thereafter, not to compete with us, not to interfere with our business, and not to solicit nor hire our employees or customers. The Compensation Committee believes that entering into the Connors Employment Agreement and the related commitments was advisable and appropriate in order for ISG to induce Mr. Connors to remain Chief Executive Officer and to encourage his long-term service to the Company.

        Pursuant to an employment letter dated September 24, 2009 (the "Berger Employment Letter"), Mr. Berger is entitled to receive an annual base salary of $550,000 (which the Compensation Committee raised to $575,000 effective April 1, 2017) and is eligible to receive equity grants and discretionary bonuses from the Company. In connection with a grant of restricted stock units in January 2011, Mr. Berger entered into the Restrictive Covenant Agreement with the Company. The Compensation Committee believes that entering into the Berger Employment Letter, the base salary increase and the related commitments was advisable and appropriate in order for ISG to induce Mr. Berger to become an executive officer and to encourage his long-term service to the Company.

        Pursuant to an employment letter dated December 17, 2013 (the "Cravens Employment Letter"), Mr. Cravens commenced his employment with the Company on January 15, 2014 and received a base salary of $325,000 (which the Compensation Committee raised to $340,000 effective April 1, 2015), had a target bonus opportunity equal to $150,000 and was eligible to receive equity grants from the Company. In connection with a grant of restricted stock units in February 2014, Mr. Cravens entered into the Restrictive Covenant Agreement with the Company. Mr. Cravens subsequently resigned effective June 2, 2017.

        Pursuant to an employment letter dated May 15, 2017 (the "Kucinski Employment Letter"), Mr. Kucinski was promoted to Executive Vice President and Chief Human Resources Officer effective June 5, 2017 and receives a base salary of $300,000, has a target bonus opportunity equal to $75,000 and is eligible to receive equity grants from the Company. In connection with a grant of restricted stock units in June 2017, Mr. Kucinski entered into the Restrictive Covenant Agreement with the Company. Pursuant to the Kucinski Employment Letter, Mr. Kucinski agreed to purchase up to an additional $100,000 of ISG shares in the open market and the Company agreed to a 1:1 match with restricted units provided his open market purchases were completed by December 31, 2017. Mr. Kucinski completed the purchase of these shares during the specified period, and the matched restricted units were granted on February 1, 2018 and will vest on the first anniversary of the grant date. The Compensation Committee believes that entering into the Kucinski Employment Letter and the related commitments was advisable and appropriate in order for ISG to induce Mr. Kucinski to become an executive officer and to encourage his long-term service to the Company.

Stock Ownership Guidelines

        The Company instituted stock ownership guidelines effective January 1, 2014 for all of its directors and executive officers to better align their own financial interests with the interests of the Company's stockholders. Non-employee directors are expected to hold an amount of stock with a value equal to five times their annual cash retainer. The Chairman and Chief Executive Officer is expected to hold an amount of stock with a value equal to six times his annual base salary. The other Named Executive Officers are expected to hold an amount of stock with a value equal to two to three times their annual base salary, and other key employees of the Company are expected to hold an amount of stock with a value equal to one to three times their annual base salary. Directors and executive officers are required to achieve the applicable stock ownership threshold within five years of becoming subject to the guidelines. All shares and share equivalents, including unvested restricted stock, unvested restricted stock units and shares held, are considered in determining compliance with this requirement. Stock options are not considered, but shares acquired upon stock option exercises count towards the satisfaction of stock ownership guidelines. The Compensation Committee reviews compliance with the guidelines on an annual basis, and has the discretion to suspend, reevaluate and revise the guidelines from time to time. All Directors and Named Executive Officers were in compliance with the stock ownership guidelines as of February 27, 2018.

Insider Trading Policy; Anti-Hedging Policy

        Our insider trading policy permits directors, Named Executive Officers and other key employees to trade our securities only during limited window periods following earnings releases and only after they have pre-cleared transactions with the Chief Financial Officer, but, in no event, while in possession of material, non-public information. The insider trading policy also prohibits directors, Named Executive Officers and other key employees from buying or selling puts, calls, options or similar derivative securities based on the value of ISG securities or taking other actions that have the purpose or effect of hedging or offsetting their risk of owning Company stock.

Tax Treatment of Executive Compensation

        The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when determining executive compensation and establishing our compensation programs. Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year, subject to certain exceptions. For compensation that the Company would be entitled to treat as tax deductible for 2017, the limitation under Section 162(m) would not apply if the compensation qualified as "performance-based." The Plan has authorized the Compensation Committee to grant awards of stock options, equity awards and incentive awards denominated in cash, including annual incentives, with performance goals that could qualify as performance-based and therefore be tax deductible without limitation under Section 162(m), although not all types of awards under the Plan could be qualified as performance-based. For 2017, the

Committee intended that annual incentives payable to Named Executive Officers covered by Section 162(m) would qualify as performance-based under 162(m), but due to changes to Section 162(m) enacted in December 2017 as part of the Tax Cuts and Jobs Act (the "TCJA"), the portion of the 2017 annual incentive not paid in cash possibly could not qualify. Restricted Stock Units granted in June 2017 also were intended to qualify as performance-based for purposes of Section 162(m). However, there can be no assurance that all of the requirements for tax deductibility have been or will be met so that any particular compensation intended to qualify as performance-based will be tax deductible by ISG.

        As a result of the enactment of the TCJA, beginning in 2018, ISG generally will be unable to claim tax deductions for compensation paid to our Named Executive Officers in excess of $1 million per year, subject to exceptions that are much more limited than those available in 2017 and earlier years. Going forward, the principal permitted exceptions from the tax deductibility limitations will be (i) compensation under certain tax-qualified plans (such as our tax-qualified defined contribution profit-sharing plan for U.S.-based employees) and (ii) compensation resulting from a legally binding obligation existing at November 2, 2017 and not materially modified thereafter, if such compensation would have been fully deductible under 162(m) as in effect before enactment of the TCJA. The TCJA expanded the group of employees whose compensation is subject to Section 162(m) tax deductibility limits to include our principle financial officer, and will apply the tax deduction limits to post-termination compensation (subject to the limited exceptions).

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has submitted the following report for inclusion in this Proxy Statement:

        Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee's review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to ISG's Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

        During 2017, Mr. Gerald S. Hobbs (Chairman), Mr. Neil G. Budnick, Ms. Christine Putur, Ms. Kalpana Raina and Mr. Donald C. Waite III served as members of the Compensation Committee.

        The foregoing report is provided by the following directors, who constitute the Committee:

THE COMPENSATION COMMITTEE Mr. Gerald S. Hobbs (Chairman) Mr. Neil G. Budnick Ms. Christine Putur Ms. Kalpana Raina Mr. Donald C. Waite III

 SUMMARY COMPENSATION TABLE

        The "Summary Compensation Table" below quantifies the value of the different forms of compensation earned by, or awarded to, our Named Executive Officers in 2017, 2016 and 2015. The primary elements of each Named Executive Officer's total compensation reported in the table are base salary, annual incentive awards and stock awards, as further described in the footnotes to the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Michael P. Connors	2017	$780,000	$300,000	$2,375,001	$375,000	$22,004	(6)	$3,852,005
Chairman and Chief	2016	780,000	425,000	1,425,000	—	20,315		2,650,315
Executive Officer	2015	780,000	—	1,374,002	156,000	28,411		2,338,413
David E. Berger	2017	568,750	—	549,999	100,000	9,450		1,228,199
Executive Vice President	2016	550,000	87,500	542,500	—	7,950		1,187,950
and Chief Financial Officer	2015	550,000	—	532,001	63,000	7,950		1,152,951
Thomas S. Kucinski	2017	271,359	—	168,490	18,750	9,450		468,049
Executive Vice President Chief Human Resources Officer (Effective June 5, 2017)
R. James Cravens	2017	170,267	—	—	—	—		170,267
Former Executive Vice President	2016	340,000	25,000	225,000	—	7,950		597,950
Chief Human Resources &	2015	336,250	—	205,000	20,000	30,461		591,711
Communications Officer
(Resigned June 2, 2017)

(1)
Mr. Berger's salary reflects an increase to $575,000 from $550,000 effective as of April 1, 2017. Mr. Kucinski's salary reflects a salary of $300,000 for the period from June 5, 2017 until December 31, 2017 and other salary received while performing services on behalf of the Company. Mr. Cravens' salary reflects a rate of $340,000 from the period January 1, 2017 until his resignation on June 2, 2017.

(2)
The amount shown for 2017 reflects a cash payment for Mr. Connors in consideration for an extension to the term of the Connors Employment Agreement pursuant to Amendment No. 2 provided Mr. Connors was employed by ISG on that date and ISG met or exceeded certain cost synergy targets related to the integration of Alsbridge by December 31, 2017. The cost synergy targets were exceeded and the payment was made on December 31, 2017.

(3)
Represents the aggregate grant date fair value of equity awards granted as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("ASC Topic 718") (without reduction for estimated forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price per share on the Nasdaq Global Market on the grant date. Further information regarding our equity compensation awards and their valuations can be found in Note 15 "Stock Based Compensation Plans" to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The amount shown for 2017 includes the value of restricted stock units granted on March 15, 2018 as a portion of the 2017 annual incentive award (and not included in the Non-Equity Incentive Plan Compensation column) as follows: Mr. Connors, $1,125,000; Mr. Berger, $300,000; and Mr. Kucinski, $56,250.

(4)
The amounts in the Non-Equity Incentive Plan Compensation column are cash annual incentive awards earned by the Named Executive Officers for 2017 performance under the Plan. The awards required achievement of a pre-set performance goal as a condition to payment, with the outcome of the performance goal substantially uncertain at the time the goal was established. Therefore, these award payouts are reportable as "Non-Equity Incentive Plan Compensation" rather than as "Bonus." As discussed in the Compensation Discussion and Analysis above, the Compensation Committee retains substantial discretion in determining the award payout amount, if the pre-set performance goal is met. In addition to the cash payouts shown in this column, the annual incentive awards for 2017 were settled partly in grants of restricted stock units; the grant-date fair values of those equity awards are included in the Stock Awards column as described in note (3) above.

(5)
Pursuant to ISG's qualified defined contribution profit-sharing plan for U.S.-based employees, Messrs. Connors, Berger and Kucinski each received an annual contribution of $9,450 for 2017.

(6)
For 2017, All Other Compensation for Mr. Connors includes an amount for spousal travel in connection with our annual corporate recognition event of $8,214 and a related tax "gross-up" of $4,340.

 GRANT OF PLAN BASED AWARDS—2017

        The following table summarizes each grant of an award made to the Named Executive Officers representing compensation for 2017.

Grants of Plan-Based Awards in 2017
			Estimated Future Payouts under Non-Equity Incentive Plan Award(1)					Grant Date Fair Value of Stock and Option Awards ($)(5)
		Date on which the Compensation Committee Took Action				All Other Stock Awards Number of Shares of Stock or Units
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)
Mr. Connors			$0	$1,170,000	$1,560,00
	6/1/2017	12/13/2016				321,337	(2)	$1,250,001
	3/15/2018	12/12/2017					(3)	1,125,000
Mr. Berger			0	350,000	700,000
	6/1/2017	12/13/2016				64,267	(2)	249,999
	3/15/2018	12/12/2017					(3)	300,000
Mr. Cravens			0	150,000	300,000
Mr. Kucinski			0	75,000	150,000
	4/3/2017	—				4,000	(4)	12,240
	6/1/2017	12/13/2016				25,707	(2)	100,000
	3/15/2018	12/12/2017					(3)	56,250

(1)
Reflects cash incentive award opportunities for 2017 under the Plan. We have elected to show the full potential cash annual incentive award amounts in these columns. However, the Compensation Committee determined, at December 12, 2017, that a portion of the annual incentive award to each Named Executive Officer would be settled by grant of restricted stock units, which caused such award to become subject to ASC Topic 718. Under SEC disclosure rules, the annual incentive awards settled in restricted stock units are reflected in this table and in the Summary Compensation Table as Stock Awards. Therefore, the restricted stock units granted on March 15, 2018 and the fair value thereof shown in the two right-hand columns of this table duplicate the potentially earnable cash amounts shown as "Target" or "Maximum" payouts in these columns. The annual incentive awards actually paid to Named Executive Officers for 2017 are reflected in the "Summary Compensation Table" on page 36, with the value of the restricted stock units shown in the "Stock Awards" column.

(2)
Grant of restricted stock units. Those granted to Mr. Berger and Mr. Kucinski, and 192,802 of those granted to Mr. Connors, vest in equal annual installments on each of the first four anniversaries of the grant date, and 128,535 of those granted to Mr. Connors vest in equal installments on each of the first three anniversaries of the grant date.

(3)
Grant of restricted stock units that vest 100% upon the first anniversary of the grant date with a value on the grant date equal to $1,125,000 for Mr. Connors, $300,000 for Mr. Berger and $56,250 for Mr. Kucinski. These grants are a payout of a portion of the 2017 annual incentive award, discussed above in note (1) to this table, and the number of restricted stock units will be calculated based upon the closing price per share on the Nasdaq Global Market on the grant date.

(4)
Grant of restricted stock units that vest 50% upon the first anniversary of the grant date and 50% upon the second anniversary of the grant date.

(5)
Represents the aggregate grant date fair value of equity awards granted as calculated pursuant to ASC Topic 718. See note (3) to the Summary Compensation Table above.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

        The following table summarizes the unvested restricted stock units outstanding as of December 31, 2017 for the Named Executive Officers. All of Mr. Cravens' unvested restricted stock units were forfeited upon his resignation on June 2, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End
	Stock Awards
Name	Date of Grant	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Mr. Connors	1/2/2014	48,780	$203,413
	7/1/2014	38,982	162,555
	6/1/2015	97,656	407,226
	6/1/2016	146,866	612,431
	3/15/2017	214,286	893,573
	6/1/2017	192,802	803,984
	6/1/2017	128,535	535,991
Mr. Berger	7/1/2014	14,553	60,686
	6/1/2015	36,458	152,030
	6/1/2016	54,830	228,641
	3/15/2017	83,333	347,499
	6/1/2017	64,267	267,993
Mr. Kucinski	4/1/2016	3,866	16,121
	4/3/2017	4,000	16,680
	6/1/2017	25,707	107,198

(1)
The vesting schedule for the number of restricted stock units shown in this column is as follows: (a) of the restricted stock units granted on January 2, 2014, the balance vested on January 2, 2018; (b) of the restricted stock units granted on July 1, 2014, the balance vests on July 1, 2018; and (c) of the restricted stock units granted on June 1, 2015, one-half vests on June 1, 2018 and one-half vests on June 1, 2019; (d) of the restricted stock units granted on April 1, 2016, the balance vests on April 1, 2018; (e) of the restricted stock units granted June 1, 2016, one-third vests on June 1, 2018, one-third on June 1, 2019 and one-third on June 1, 2020; (f) of the restricted stock units granted March 15, 2017, the award vested 100% on March 15, 2018; and (g) of the restricted stock units granted April 3, 2017, one-half vests on April 3, 2018 and one-half on April 3, 2019. For the restricted stock units granted June 1, 2017, the vesting schedule is set forth in the notes to the "Grant of Plan Based Awards Table" above.

(2)
The market value is based on the closing price per share of the Company's common stock on December 29, 2017 of $4.17 per share, multiplied by the number of shares or units.

STOCK VESTED DURING 2017

        The following table sets forth the actual value realized by the Named Executive Officers upon the vesting of restricted stock units in 2017.

Restricted Stock Units Vested in 2017
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Connors	352,839	$1,245,128
Mr. Berger	118,620	414,639
Mr. Cravens	51,877	177,430
Mr. Kucinski	13,288	42,420

(1)
Value realized on vesting is the fair market value of the shares subject to the vested restricted stock units at the time of vesting. The fair market value is based on the closing price per share of the Company's common stock on the date of vesting, multiplied by the number of shares acquired on vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Pursuant to the Connors Employment Agreement, if at December 31, 2017, ISG had terminated Mr. Connors' employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $3,900,000, in addition to payment of his annual incentive for the year, the amount of which was paid in the form of a grant of RSUs and included in the amount in the Stock Awards column in the Summary Compensation Table. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        Pursuant to the Berger Severance Agreement, if at December 31, 2017, ISG had terminated Mr. Berger's employment without Cause or he had terminated his employment for Good Reason, ISG would have been obligated to pay him a severance amount equal to $925,000. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        Pursuant to the Change in Control Agreements, if at December 31, 2017, a Change in Control occurred and ISG had terminated the employment of a Named Executive Officer without Cause or the Named Executive Officer terminated employment for Good Reason (a "CiC Termination"), ISG would have been obligated to pay Messrs. Connors, Berger and Kucinski amounts equal to $3,900,000, $925,000 and $375,000, respectively (these payments would have been in lieu of severance amounts payable as described above for certain terminations not relating to a Change in Control). Such agreements provide also for a payment of the target annual incentive for the applicable fiscal year. The amounts payable under the Change in Control Agreements would be subject to reduction if aggregate payments to the executive in connection with the Change in Control would trigger a golden parachute excise tax on the executive and the effect of a reduction would be to provide a greater after-tax benefit to the executive. No gross-up for golden parachute excise taxes is payable by ISG. For further details, please see the Compensation Discussion and Analysis section of this proxy statement.

        As described under "Compensation Discussion and Analysis—Change in Control Arrangements" above, pursuant to the terms of the Plan, in the event of a change in control, the Compensation Committee may accelerate the vesting of outstanding RSUs and other equity awards then held by participants.

 CEO PAY RATIO

        The Dodd-Frank Act and compensation disclosure rules of the SEC require us to disclose the ratio of the median of the annual total compensation of our employees (excluding the Chief Executive Officer) and the annual total compensation of the Chief Executive Officer. For 2017, the median of the annual total compensation of our employees (excluding the CEO) was $93,542 and the annual total compensation of the Chief Executive Officer was $3,852,005. Therefore, the Chief Executive Officer's annual total compensation was approximately 41 times that of the median annual compensation of all employees.

        We identified the median employee by examining the compensation information from our human resources information system and payroll systems for all employees (excluding the CEO) as of October 1, 2017. As of that date, our employee population consisted of approximately 1,250 individuals in 16 countries. In identifying the median employee, we used a "consistently applied compensation measure" that assessed 2017 base salaries, commissions, equity awards granted to employees in 2017 (valued at grant-date fair value), employer provided 401(k) contributions, and cash bonuses paid under variable compensation plans for performance year 2017. Pay rates for part-time employees were annualized to calculate what they would have been paid on a full-time basis.

        ISG has employees in many countries with differing labor market characteristics. Therefore, the median employee's annual total compensation is not necessarily a good indicator of the compensation of any other employees or group of employees. It may not be comparable to employees at other companies who employ individuals in different countries or calculate compensation differently. Likewise, because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

 DIRECTOR COMPENSATION

        The compensation for ISG's non-employee directors is determined by the Board of Directors. The objectives of the compensation program are to attract and retain highly qualified directors, and to compensate them in a manner that aligns their interests with those of our stockholders. The following table presents information regarding compensation for our non-employee directors during 2017. Our non-employee directors received no other compensation for their services. Our non-employee director compensation program for 2017 consisted of an annual cash retainer of $55,000 and a grant of restricted stock units ("RSUs") with a fixed dollar value of $110,000 based on the fair market value of ISG common stock on the grant date, for service on the Board of Directors for the fiscal year ending on December 31, 2017. On December 12, 2017, 25,822 RSUs were granted to each non-employee director. The RSUs vest over a three-year period subject to accelerated vesting in the event of a change in control or the death or disability of the non-employee director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Neil G. Budnick	$55,000	$110,002	$—	$165,002
Gerald S. Hobbs	55,000	110,002	—	165,002
Christine Putur	55,000	110,002	—	165,002
Kalpana Raina	55,000	110,002	—	165,002
Donald C. Waite III	55,000	110,002	—	165,002

(1)
These amounts represent the aggregate grant date fair value of equity awards granted in the specified fiscal year as calculated pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) (excluding estimates of forfeitures related to service-based vesting conditions). The fair value of the equity award is calculated based upon the closing price per share on the Nasdaq Global Market on December 12, 2017, the date of grant.

As of December 31, 2017, our non-employee directors had outstanding the following unvested restricted stock units:

Name	Unvested Restricted Stock Units (#)
Neil G. Budnick	55,579
Gerald S. Hobbs	55,579
Christine Putur	55,579
Kalpana Raina	55,579
Donald C. Waite III	55,579

        Messrs. Budnick, Hobbs, Waite, Ms. Putur and Ms. Raina were each awarded 31,977 restricted stock units on December 15, 2015, which vested/will vest in three equal installments on each of the first, second and third anniversaries of December 15, 2015. Messrs. Budnick, Hobbs ,Waite, Ms. Putur and Ms. Raina were each awarded 28,646 restricted stock units on December 13, 2016, which vested/will vest in three equal installments on each of the first, second and third anniversaries of December 13, 2016. As discussed above, Messrs. Budnick, Hobbs and Waite, Ms. Putur and Ms. Raina were each awarded 25,822 restricted stock units on December 12, 2017, which will vest in three equal installments on each of the first, second and third anniversaries of December 12, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of ISG common stock as of February 27, 2018 by:

  •
  each person known by ISG to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of ISG's Named Executive Officers and directors; and

  •
  all of ISG's executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned, subject to applicable community property laws. As of February 27, 2018, 43,687,058 shares of our common stock were issued and outstanding. The number of shares reported as beneficially owned is as of February 27, 2018, unless otherwise indicated. Percentages are calculated based on the number of shares outstanding at February 27, 2018.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (#)	Approximate Percentage of Outstanding Common Stock (%)
Stockholders Beneficially Owning More Than 5%.
Chevrillon & Associés(2)	5,687,495	13.0%
LLR Equity Partners(3)	2,408,291	5.5%
Directors and Named Executive Officers
Michael P. Connors(4)(5)	3,801,264	8.7%
David E. Berger(6)	444,847	1.0%
Thomas S. Kucinski(7)	95,286	*
R. James Cravens(8)	12,775	*
Neil G. Budnick(5)(9)	218,435	*
Gerald S. Hobbs(5)(9)	312,879	*
Christine Putur(5)(9)	105,102	*
Kalpana Raina(5)(9)	242,435	*
Donald C. Waite III(5)(9)	312,879	*
All directors and executive officers as a group (8 individuals)(10)	5,533,127	12.7%

*
Less than 1%.

(1)
Unless otherwise noted, the business address of each of the individuals is c/o Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, CT 06901.

(2)
Chevrillon & Associés ("Chevrillon") filed a Schedule 13G Amendment on December 6, 2016, reporting beneficial ownership, as of December 1, 2016, of the number of shares reflected in the table. The business address of Chevrillon is 4/6 Rond Point des Champs Elysées, Paris, France 75008.

(3)
LLR Equity Partners III, L.P. ("LLREP") and LLR Equity Partners Parallel III, L.P. (together, "LLR") filed a Schedule 13G on December 20, 2016, reporting beneficial ownership, as of December 1, 2016, of the number of shares reflected in the table, of which LLREP was the beneficial owner of 2,306,418 shares. The business address of LLR is 2929 Arch Street, Cira Centre, Philadelphia, PA 19104.

(4)
Mr. Connors serves as Chairman of the Board and Chief Executive Officer. Shares beneficially owned include shares issuable in settlement of 214,286 restricted stock units that are scheduled to be settled within 60 days of February 27, 2018 and exclude shares issuable in settlement of 604,841 restricted stock units that do not vest within 60 days after February 27, 2018, as well as shares issuable in settlement of restricted stock units granted on March 15, 2018 with a value on the grant date equal to $1,125,000.

(5)
Each of these individuals is a director.

(6)
Mr. Berger serves as Executive Vice President and Chief Financial Officer. Shares beneficially owned include shares issuable in settlement of 83,333 restricted stock units that are scheduled to be settled within 60 days of February 27, 2018 and exclude shares issuable in settlement of 170,088 restricted stock units that do not vest within 60 days after February 27, 2018, as well as shares issuable in settlement of restricted stock units granted on March 15, 2018 with a value on the grant date equal to $300,000.

(7)
Mr. Kucinski serves as Executive Vice President and Chief Human Resources Officer. Shares beneficially owned include shares issuable in settlement of 5,866 restricted stock units that are scheduled to be settled within 60 days of February 27, 2018 and exclude shares issuable in settlement of 27,707 restricted stock units that do not vest within 60 days after February 27, 2018, as well as shares issuable in settlement of restricted stock units granted on March 15, 2018 with a value on the grant date equal to $56,250.

(8)
Mr. Cravens served as Executive Vice President and Chief Human Resources and Communications Officer until his resignation on June 2, 2017.

(9)
For each of Messrs. Budnick, Hobbs and Waite and Mmes. Putur and Raina, shares beneficially owned exclude shares issuable in settlement of 55,579 restricted stock units that do not vest within 60 days after February 27, 2018.

(10)
Shares beneficially owned include shares issuable in settlement of 303,485 restricted stock units that are scheduled to be settled within 60 days of February 27, 2018 and exclude shares issuable in settlement of 1,104,025 restricted stock units that do not vest within 60 days after February 27, 2018, as well as shares issuable in settlement of restricted stock units granted on March 15, 2018 with a value on the grant date equal to $1,481,250.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to Section 16(a) of the Securities Exchange Act of 1934, ISG's directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership of ISG common stock and any changes therein to the SEC. Specific due dates for those reports have been established, and ISG is required to report herein any failure to file such reports by those due dates. Based on ISG's review of Forms 3, 4 and 5 filed by such persons and representations of directors and officers provided to ISG, it believes that during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to such persons were met in a timely manner.

STOCKHOLDER PROPOSALS AND NOMINATIONS

        Any stockholder desiring to submit a proposal to be presented for consideration in our 2019 Proxy Statement must submit such proposal to us no later than the close of business on November 16, 2018. Under Rule 14a-8 of the Exchange Act, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the common stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2019 Annual Meeting must give timely written notice to our Chief Financial Officer at c/o Information Services Group, Inc., 2187 Atlantic Street, Stamford,

Connecticut. A nomination or proposal for the 2019 Annual Meeting will be considered timely if it is received no earlier than November 27, 2018 and no later than January 26, 2019. If the date of the 2019 Annual Meeting is advanced by more than 30 days or is delayed by more than 70 days from April 26, 2019, then to be timely, the nomination or proposal must be received by the Company no later than the close of business on the 15th day following the day on which public announcement of the date of the 2019 Annual Meeting is first made. The notice of nomination or proposal must detail the information specified in the Company's Bylaws. We will not entertain any proposals or nominations at the 2019 Annual Meeting that do not meet the requirements set forth in our Bylaws. Our Bylaws have been filed with the SEC and you may obtain a copy of the Bylaws as filed with the SEC free of charge from our website at www.isg-one.com/investors. To make a submission or to request a copy of our Bylaws, stockholders should contact our Chief Financial Officer at c/o Information Services Group, Inc., Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut.

 TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2018 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Michael P. Connors Chairman of the Board and Chief Executive Officer

March 16, 2018

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. INFORMATION SERVICES GROUP, INC. ATTN: DAVID BERGER 281 TESSER BOULEVARD 9TH FLOOR STAMFORD, CT 06901 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. To elect as Directors of Information Services Group, Inc. to serve for a three-year term the nominees listed below: Nominees 01 Kalpana Raina 02 Donald C. Waite III The Board of Directors recommends you vote FOR proposals 2 and 3. 2To ratify the engagement of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. 3To approve, in a non-binding advisory vote, the compensation paid to the Company's named executive officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: The proxies are hereby authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000361390_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com INFORMATION SERVICES GROUP, INC. Annual Meeting of Stockholders April 26, 2018 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint David E. Berger and Thomas S. Kucinski, or either of them, as proxies, each with the power to appoint his substitute, revoking any proxies previously given and hereby authorize them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Information Services Group, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on April 26, 2018 at the offices of the Company, 2187 Atlantic Street, Stamford, Connecticut and any adjournment or postponement thereof. The stockholder(s) hereby further authorize such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting of Stockholders and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed by the stockholder(s). If no such directions are made, this proxy will be voted "For" the election of each of the nominees listed on the reverse side for the board of directors and "For" in proposals two and three. Please sign, date and return this proxy card promptly using the enclosed reply envelope. Continued and to be signed on reverse side 0000361390_2 R1.0.1.17